BLACK HILLS CORPORATION
       Improving life with energy

                                  News Release

Company Contact:
Jason Ketchum                                            605-721-2765
Media Relations line                                       866-243-9002

BLACK HILLS CORP. REPORTS THIRD QUARTER 2009 RESULTS,
ANNOUNCES QUARTERLY DIVIDEND AND PROVIDES EARNINGS GUIDANCE

GROWTH PROJECTS ON TARGET AND SHORT TERM DEBT REFINANCED

RAPID CITY, SD — October 29, 2009 — Black Hills Corp. (NYSE: BKH) today announced third quarter 2009 financial results. Loss from continuing operations for the third quarter 2009 was $3.9 million, or $0.10 per share, compared to income from continuing operations for the third quarter 2008 of $19.5 million, or $0.51 per share. Net loss for the three months ended Sept. 30, 2009 was $2.2 million, or $0.06 per share compared to net income of $164.9 million or $4.29 per share for the same period in 2008. The 2009 quarterly results include a $5.7 million, or $0.15 per share non-cash mark-to-market loss for certain interest rate swaps.

For the nine months ended Sept. 30, 2009, income from continuing operations was $46.4 million, or $1.20 per share, compared to $44.5 million, or $1.16 per share for the same period ended Sept. 30, 2008. Net income for the nine months ended Sept. 30, 2009, was $48.8 million, or $1.26 per share, compared to $203.9 million, or $5.31 per share, reported for the same period in 2008. The 2009 results include a $24.6 million or $0.64 per share non-cash mark-to-market gain for certain interest rate swaps; a $16.9 million, or $0.44 per share, gain on the sale of a 23.5 percent ownership interest in the Wygen I power generation facility; and a $27.8 million, or $0.72 per share, non-cash ceiling test impairment charge.

“We made substantial progress during the third quarter on key strategic growth initiatives.  However, continued low natural gas prices reduced income from our oil and gas and energy marketing businesses and lower off-system sales margins for our electric utilities. We are not satisfied with our bottom-line results in 2009, but as our guidance for 2010 indicates, we are confident that planned capital expenditures will lead to strong earnings growth in the coming years,” said David R. Emery, chairman, president and CEO of Black Hills Corp. “Our employees continue to make great progress on our strategic and integration projects that strengthen our balance sheet, increase our asset base and improve operating efficiencies for the long-term benefit of our customers and shareholders. We recently completed a $180 million first mortgage bond offering at very favorable rates, reducing short-term debt. With the completion of a 20-year power purchase agreement with

Black Hills Energy – Colorado Electric, we now have plans to invest approximately $1 billion in growth capital through 2011.”

Black Hills Corp reported highlights for the third quarter and other recent events including:

o
Black Hills Power filed two independent requests for electric revenue increases with the South Dakota Public Utility Commission and the Wyoming Public Service Commission to recover costs associated with the Wygen III power plant under construction near Gillette, Wyo., other generation, transmission and distribution assets and increased operating expenses.

o	In the South Dakota request, Black Hills Power seeks a $32 million increase in annual utility revenues and anticipates new rates will be effective for South Dakota customers on April 1, 2010.

o	In the Wyoming request, Black Hills Power seeks a $3.8 million increase in annual utility revenues and anticipates new rates will be effective for Wyoming customers in 2010.

o
Construction of the Wygen III generation facility project is under budget and scheduled to begin commercial operation as early as April 1, 2010, three months earlier than originally expected. A 25 percent ownership interest in this generation facility was sold in April 2009.

o
Plans to construct utility-owned gas-fired generation facilities to serve Black Hills Energy – Colorado Electric customers are moving forward. Equipment has been ordered, and construction is expected to begin in third quarter 2010 with an in-service date of January 2012.  Hearings regarding the certificate of public convenience and necessity, filed in June 2009, are expected to occur in December 2009.

o
Black Hills Colorado IPP, a non-regulated subsidiary of the company, was selected to provide power to Black Hills Energy – Colorado Electric through a competitive bid process.  BHCI will build 200 megawatts of natural gas-fired electric generation in Colorado to sell to Black Hills Energy – Colorado Electric through a 20-year power purchase agreement. The BHCI facility is expected to cost $240 million to $265 million and be ready to deliver power by Jan. 1, 2012.

o
Black Hills Wyoming, a subsidiary of the company, extended its 60 megawatts power purchase agreement with Cheyenne Light from the original termination date of March 31, 2013, until Dec. 31, 2022. Black Hills Wyoming will continue to provide the capacity and associated energy from the Wygen I generation facility.

o
Black Hills Energy – Colorado Electric, Black Hills Power and Cheyenne Light were selected by the Department of Energy for smart grid investment grant funding totaling $16.7 million. The DOE funds are made available under the American Recovery and Reinvestment Act of 2009 and are subject to negotiation of final terms with the DOE. The funds would enable the installation of about 149,000 smart meters in the company’s Colorado, South Dakota and Wyoming electric utility service territories.

o
Cheyenne Light began receiving wind power from the recently commissioned Silver Sage wind generation facility on Oct. 1. Combined with the wind energy received under a previously completed renewable energy sales agreement with the Happy Jack wind generation facility, up to 60 megawatts of wind energy is being purchased by the utility. Under separate power purchase agreements, Black Hills Power purchases 35 megawatts of the wind energy from Cheyenne Light.

Compared to the third quarter of 2008, income from continuing operations in the third quarter of 2009 reflects the following:

Utilities

$0.2 million decrease in electric utility earnings

$1.6 million decrease in gas utility earnings

Non-regulated Energy

$1.2 million increase in coal mining earnings

$1.7 million decrease in oil and gas earnings

$2.6 million decrease in power generation earnings

$11.3 million decrease in energy marketing earnings

Corporate

$7.0 million decrease in corporate earnings

“We expect a significant improvement in our financial performance next year. Continued execution of our strategy combined with an improving business climate and strengthening natural gas prices will lead to the strong earnings growth our shareholders expect from Black Hills,” Emery said.

EARNINGS GUIDANCE

For 2009, Black Hills expects earnings from continuing operations to be in the range of $1.75 to $1.85 per share. This estimate is predicated on a number of considerations, including the following:

o	$16.9 million, or $0.44 per share, gain on the sale of a 23.5 percent ownership interest in the Wygen I power generation facility;

o	$24.6 million, or $0.64 per share, non-cash mark-to-market gain for certain interest rate swaps that remain in place with no additional mark-to-market earnings impacts estimated in the fourth quarter;

o	$27.8 million, or $0.72 per share, oil and gas non-cash ceiling test impairment charge; no further ceiling test impairment charge anticipated;

o	Normal operations and weather conditions in utility service territories impacting customer usage, off-system sales, construction, maintenance and/or capital investment projects;

o	No significant unplanned outages at the company’s power generation facilities for remainder of 2009;

o	Slight earnings improvement from energy marketing during fourth quarter compared to first nine months of 2009;

o	Total oil and natural gas production of 12.3 to 12.6 Bcf equivalent. Forecasted production includes the impacts of approximately 0.4 Bcfe shut-in due to low commodity prices;

o
Oil and gas average NYMEX prices for October 2009 through December 2009 of $4.78 per Mcf for natural gas and $78.16 per Bbl for oil; production-weighted average well-head prices of $3.86 per Mcf and $70.08 per Bbl, all based on forward strips, and average hedged prices of $5.21 per Mcf and $70.36 per Bbl; and

o	No significant acquisitions or divestitures.

In 2010, Black Hills expects earnings from continuing operations to be in the range of $1.80 to $2.05 per share. This estimate is predicated on a number of considerations, including the following:

o	Planned capital expenditures in 2010 estimated at $425 million to $475 million; including oil and gas capital expenditures of $30 million to $40 million assuming slight recovery in natural gas prices;

o	Planned debt and equity financings to maintain a capital structure in the range of 50 percent to 55 percent debt to total capitalization;

o	Previously disclosed undesignated long-term debt hedges remain in place with no additional mark-to-market impacts from Sept. 30, 2009;

o	Normal operations and weather conditions within utility service territories impacting customer usage, off-system sales, construction, maintenance and/or capital investment projects;

o	Commercial operation of the Wygen III power plant as planned on April 1, 2010;

o	Increased earnings at our electric and gas utilities with successful completion of pending and potential rate requests;

o	No significant unplanned outages at any of company’s power generation facilities;

o	Strong earnings recovery from energy marketing due to improved natural gas prices and market conditions;

o	Total oil and natural gas production in range of 11.3 to 11.9 Bcfe;

o
Oil and gas annual average NYMEX prices of $5.93 per Mcf for natural gas and $82.60 per Bbl for oil; production-weighted average well-head prices of $4.70 per Mcf and $73.85 per Bbl, all based on forward strips, and average hedged prices of $5.24 per Mcf and $77.70 per Bbl; and

o	No additional significant acquisitions or divestitures.

DIVIDENDS

On Oct. 29, 2009, the board of directors declared a quarterly dividend on the common stock. Common shareholders will receive $0.355 per share. Dividends will be payable Dec. 1, 2009, to all shareholders of record at the close of business on Nov. 17, 2009.

CONFERENCE CALL AND WEBCAST

  The company will host a conference call and webcast at 11 a.m. EDT on Friday, Oct. 30, to discuss financial and operating performance.  To listen to the live broadcast, call 888-423-3268. To access the live webcast and download a copy of the investor presentation, go to the Black Hills site at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the site prior to the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through Nov. 6, 2009, at 800-475-6701 in the United States and at 320-365-3844 for international callers. Callers need to enter the access code 119392# when prompted.

CONSOLIDATED FINANCIAL RESULTS

(Minor differences in comparative amounts may result due to rounding. All amounts presented on an after-tax basis unless otherwise indicated)
BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues:
Utilities (a)	$191,634	$220,581	$796,973	$413,449
Non-regulated Energy	34,165	71,311	124,117	184,566
	$225,799	$291,892	$921,090	$598,015

Net income (loss):
Continuing operations –
Utilities (a)	$7,053	$8,911	$38,618	$28,631
Non-regulated Energy (b)	(1,796)	12,672	(5,470)	23,800
Corporate (c)	(9,110)	(2,061)	13,205	(7,889)
(Loss) income from continuing
operations	(3,853)	19,522	46,353	44,542
Discontinued operations (d)	1,673	145,389	2,439	159,486
Net loss attributable to
non-controlling interest	—	—	—	(130)
Net (loss) income	$(2,180)	$164,911	$48,792	$203,898

Weighted average common
shares outstanding:
Basic	38,643	38,307	38,584	38,145
Diluted	38,643	38,425	38,646	38,430

Earnings per share:
Basic –
Continuing operations	$(0.10)	$0.51	$1.20	$1.16
Discontinued operations	0.04	3.79	0.06	4.18
Total	$(0.06)	$4.30	$1.26	$5.34
Diluted –
Continuing operations	$(0.10)	$0.51	$1.20	$1.16
Discontinued operations	0.04	3.78	0.06	4.15
Total	$(0.06)	$4.29	$1.26	$5.31

(a)  2009 and 2008 financial results from our Utilities group reflect the additional operations of five utility properties acquired from Aquila on July 14, 2008.
(b)  2009 nine month financial results from our Non-regulated Energy group includes a $27.8 million non-cash “ceiling test” impairment at our Oil and Gas segment and a $16.9 million gain on the sale of 23.5% of the Wygen I power generation facility to MEAN.
(c)  2009 three and nine month financial results for our Corporate activities include, respectively, a $5.7 million loss and a $24.6 million gain related to non-cash mark-to-market adjustment on certain interest rate swaps.
(d) Discontinued operations for the three and nine months ended September 30, 2009 reflect the results of the final working capital and income tax adjustments of $1.7 million and $2.4 million related to sale of the IPP assets, respectively. 2008 discontinued operations reflect the results of the seven IPP assets sold in July 2008 including a gain on sale of $139.7 million.

BUSINESS UNIT THIRD QUARTER PERFORMANCE SUMMARY

Utilities Group

Income from continuing operations from the Utilities group for the three-month period ended September 30, 2009 was $7.1 million, compared to $8.9 million in 2008. Business segment results were as follows:

• Electric Utility segment income from continuing operations was $10.5 million in 2009 and $10.8 million in 2008 as a result of:

o Decrease in off-system sales margins of $1.6 million due to lower power prices in the power markets;

o $1.1 million increase in other margins primarily due to revenues associated with new transmission rates effective January 1, 2009;

o  Increased net interest expenses of $0.2 million resulting from $1.0 million of offsetting interest costs from the additional debt associated with the acquisition of the Colorado Electric utility and increased allowance for funds used during construction of $1.1 million related to construction of Wygen III and other construction at Colorado Electric; and

o  Higher retail sales as a full quarter of operations at BHE - Colorado Electric, which was purchased on July 14, 2008 was partially offset by milder summer weather. (Cooling degree days below normal for the quarter at Black Hills Power 22%, at Cheyenne Light 9 % and at Colorado Electric 13%)

• The Gas Utility segment loss from continuing operations was $3.5 million in 2009 compared to $1.9 million loss in 2008, primarily as a result of:

o A full quarter of summer season operations in 2009 for the Gas Utilities purchased on July 14, 2008;

o Increase in depreciation and property tax expense of $0.8 million due to increase in asset base; and

o Increased net interest expense of $0.1 million due to additional debt associated with acquisition of the gas utilities.

The following tables provide certain Utilities group operating statistics:

	Three months ended			Nine months ended
Electric Utilities *	September 30,			September 30,
	2009		2008	2009	2008
Retail sales – MWh	1,157,716		1,118,937	3,321,238	2,450,358
Contracted wholesale sales – MWh	161,796		165,872	473,723	494,457
Off-system sales – MWh	454,427		384,433	1,273,689	1,016,893
	1,773,939		1,669,242	5,068,650	3,961,708

Total gas sales – Dth (Cheyenne Light	376,505		361,484	3,246,020	3,519,161

Regulated power plant availability:
Coal-fired plants	94.5%		96.4%	92.0%**	93.2%**
Other plants	77.9	%***	98.7%	90.6%	92.6%
Total availability	88.3%		97.3%	91.4%	93.0%

Gas Utilities *

Total gas sales – Dth	5,482,893		5,181,662	38,310,565	5,181,662
Total transport volumes – Dth	12,159,170		12,155,170	40,328,746	12,155,170
* Results for the three and nine month periods ended September 30, 2009 reflect the additional activities of an electric utility operating in Colorado and four gas utilities operating in Kansas, Iowa, Nebraska, and Colorado, which were acquired on July 14, 2008
** Reflects major planned but extended outages at Neil Simpson I and Neil Simpson II in 2009 and major maintenance outages at Ben French, Osage and Neil Simpson I coal-fired plants in 2008.
*** Reflects unplanned outage at Pueblo Unit 5.

Non-regulated Energy Group
Loss from continuing operations from the Non-regulated Energy group for the three-months period ended September 30, 2009 was $1.8 million, compared to income from continuing operations of $12.7 million for the same period in 2008. Business segment results were as follows:
• Power Generation income from continuing operations was $0.6 million in 2009, compared to $3.2 million in 2008 as a result of:

o The sale of excess emission credits in 2008 for $1.7 million resulting from the decommissioning of the Ontario plant;

o  A decrease of $0.5 million reflecting the net earnings impact of replacing a 20 megawatt purchase power agreement with operating and site lease agreements related to MEAN’s purchase of a 23.5% ownership interest in the Wygen I power generation facility; and

o An increase of $0.5 million in net interest expense related to intersegment debt restructuring.

• Energy Marketing loss from continuing operations was $4.4 million in 2009, compared to income from continuing operations of $6.9 million in 2008 as a result of:

o $21.2 million decrease in unrealized mark-to-market margins. This decrease results from market circumstances that produced a substantial unrealized mark-to-market gain in the third quarter 2008.

Partially offset by:

o $3.1 million increase in realized gas marketing margins and $2.2 million increase in realized crude oil marketing margins on higher volumes and margin; and

o Lower operating expenses of $5.5 million primarily due to lower incentive compensation expense.

• Coal Mining income from continuing operations was $2.3 million in 2009, compared to $1.1 million in 2008 as a result of:

o $1.6 million increase in rental income associated with mine property leased to owners of Wygen III; and

o  Comparable operating expenses for the three months ended September 30, 2009 to the same period in prior year as increased depreciation expense from an increased asset base was offset by lower fuel prices. Cubic yards of overburden moved increased 24%.

Partially offset by:

o  $0.5 million, or 5%, decrease in revenues during the three months ended September 30, 2009 compared to the same period in 2008 primarily due to a decrease in average price received for coal partially offset by increased volumes sold.

• Oil and Gas loss from continuing operations was $0.1 million in 2009, compared to income from continuing operations of $1.5 million in 2008 as a result of:

o  Revenue decreased $4.9 million due to a 28% decrease in average hedge adjusted price of oil received and a 14% decrease in average hedge adjusted price of gas received as well as a 10% decrease in gas production and a 4% decrease in oil production. Gas production decrease reflects decision to shut-in production at properties with highest operating costs, impact of normal production declines and lower levels of capital spending than in prior periods. Shut-ins reduced production for the three months ended September 30, 2009 by approximately 0.2 Bcfe.

Partially offset by:

o $1.4 million decrease in production taxes reflecting lower commodity prices; and

o  $1.5 million decrease in depletion and depreciation expense reflecting reduced depletion rate caused by a lower asset base as a result of previous asset impairment charges and commodity price impacts on oil and gas reserve quantities.

The following tables contain certain Non-regulated Energy operating statistics:
	Three months ended September 30,		Nine months ended September 30,
Power Generation:	2009	2008	2009	2008
Contracted fleet power
plant availability:
Coal-fired plant	98.7%	96.8%	95.6%	95.6%
Natural gas-fired plants	99.7%	99.4%	98.8%	82.5%
Total availability	99.1%	97.8%	96.9%	94.8%

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Energy Marketing:
Average daily volumes:
Natural gas physical – MMBtus	2,206,300	1,854,100	2,013,900	1,749,600
Crude oil physical – barrels	13,300	7,800	12,100	7,300

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Coal Mining:
Tons of coal sold	1,590,500	1,520,500	4,460,100	4,518,200

Overburden yards	4,187,100	3,367,500	10,822,300	9,020,800

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Oil and Gas production:
Mcf equivalent sales	3,120,600	3,444,800	9,634,900	10,081,600

Corporate

Results for the three-month period ended September 30, 2009 was a loss of $9.1 million, compared to a loss of $2.1 million for the same period in 2008. 2009 results reflect $5.7 million unrealized mark-to-market loss related to interest rate swaps and $2.1 million increase in net interest expense. Prior year results included costs primarily related to the Aquila acquisition completed on July 14, 2008. Details of the interest rate swaps have been previously disclosed.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Golden, Colo., and Omaha, Neb. The company serves 759,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2008 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

* The accounting treatment and earnings impact associated with interest rate swaps;

* The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC’s full cost ceiling test for natural gas and oil reserves;

* Our ability to complete the planning, permitting, construction, start up and operation of power generation facilities in a cost-effective and timely manner;

* Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings; and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities; and our ability to add power generation assets into our regulatory rate base;

* The timing and extent of scheduled and unscheduled outages of our power generating facilities;

* Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

* The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

* Our ability to successfully integrate and profitably operate the five gas and electric utilities acquired from Aquila in July 2008;

* Price risk due to marketable securities held as investments in benefit plans;

* Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

* Changes in or compliance with laws and regulations, particularly those related to taxation, power generation, safety, protection of the environment and energy marketing;

* Weather and other natural phenomena;

* The effect of accounting policies issued periodically by accounting standard-setting policies;

* General economic and political conditions, including tax rates or policies and inflation rates; and

* Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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